Exhibit 99.1

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HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                                   FOR IMMEDIATE RELEASE

CONTACT:  Citigate Sard Verbinnen
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


                HAMPSHIRE ANNOUNCES AUDIT COMMITTEE INVESTIGATION

Anderson, SC, June 22, 2006...Hampshire Group, Limited (NASDAQ: HAMP) announced today that the Audit Committee of its Board of Directors has determined to investigate issues related to, among other things, the misuse and misappropriation of assets for personal benefit, certain related party transactions, tax reporting, internal control deficiencies and financial reporting and accounting for expense reimbursements, in each case involving certain members of Hampshire's senior management. The Audit Committee has engaged independent counsel to conduct the investigation.

Pending the outcome of the investigation, the Board of Directors has placed Ludwig Kuttner, Hampshire's Chief Executive Officer, Charles Clayton, Hampshire's Executive Vice President and Treasurer and former Chief Financial Officer, Roger Clark, Hampshire's Vice President of Finance and Principal Accounting Officer, and two personal assistants on administrative leave.

Michael Culang, President and Chief Executive Officer of Hampshire Designers, Inc., has agreed to serve as Hampshire's interim Chief Executive Officer effective immediately. In addition, Eugene Warsaw, Hampshire's former Senior Executive Vice President and Chief Marketing Officer, has agreed to assist the Board of Directors effective immediately.

"The Board of Directors and other members of senior management of Hampshire are committed to the highest level of accounting and financial reporting standards," said Michael Culang. "Our business units remain focused on providing our customers with quality products and the highest level of customer service."

Hampshire has a strong balance sheet. As previously reported, at 2005 year end Hampshire had $75 million in cash and short-term investments, $99 million in working capital, and shareholders' equity of $109 million.

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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           Cautionary Disclosure Regarding Forward-Looking Statements


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This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.